99.6

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Accountants and Management Consultants
Grant Thornton LLP
The US Member Firm of Grant Thornton International

REPORT OF INDEPENDENT ACCOUTNS ON MANAGEMENT'S
ASSERTION ON COMPLIANCE WITH MINIMUM SERVICING STANDARDS
SET FORTH IN THE UNIFORM SINGLE ATTESTATION PROGRAM FOR
MORTGAGE BANKERS

Board of Directors
Countywide Credit Industries, Inc.

We have examined management's assertion, about Countrywide
Credit Industries, Inc. Subsidiaries (which includes its wholly-owned subsidiary, Countrywide Home Loans, Inc.) ("the Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended February 28,2001 included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accounts and, accordingly, including examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Countrywide Credit Industries, Inc. and Subsidiaries (which includes its wholly-owned subsidiary, Countrywide Home Loans, Inc.) complied with the aforementioned minimum servicing standards as of and for the year ended February 28, 2001 is fairly stated, in all material respects.

/s/: Grant Thornton LLP
Grant Thornton LLP

Los Angeles California
March 16, 2001

Suite 300
1000 Wilshire Blvd
Los Angeles, CA 90017-2464
T 213-627-1717
F 213-624-6793


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Countrywide Company Logo Here
4500 Park Granda
Calabasas, California 91302
(818) 225-3000

March 16, 2001

Grant Thornton LLP
1000 Wilshire Boulevard
Suite 300
Los Angeles, CA 90017


Gentlemen:

As of and for the year ended February 17, 2001, Countrywide Credit Industries, Inc. and Subsidiaries (which includes its wholly-owned subsidiary, Countrywide Home Loans, Inc.) ("the Company") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, except as disclosed in the attached Schedule of Findings to the report. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amounts of $230,000,000.


/s/:  Carlos M. Garcia
Carlos M. Garcia
Chief Financial Officer